Exhibit 99.1

Denver, Colorado

NEW AGE BEVERAGES CORPORATION ANNOUNCES
COMPLETION OF MERGER WITH MORINDA HOLDINGS, INC.

DENVER, COLORADO, December 24, 2018 - New Age Beverages Corporation (NASDAQ: NBEV), the Colorado-based organic and natural beverage company focused on becoming the world's leading healthy beverage company, today announced the closing of the merger with Morinda Holdings, Inc., a Utah-based healthy beverages and lifestyles company with operations in more than 60 countries around the world.

KEY HIGHLIGHTS:

–
Merger creates one of the largest healthy beverage companies in the world with $300 million in net revenue, $20 million in adjusted EBITDA, $200 million in assets, and over $40 million in working capital

–
Combination brings a leading portfolio of healthy beverages, with multi-channel penetration spanning traditional retail, e-commerce, and in-home; with a hybrid route-to-market spanning direct-store-delivery (DSD), wholesale, and direct-to-consumer.

–
Merger provides infrastructure and market access for New Age’s Health Sciences products and portfolio of CBD-infused beverages worldwide

Consideration for the transaction was $85 million, comprised of $75 million in cash and $10 million in New Age common stock based on the 40-day volume-weighted average price (“VWAP”) calculated through December 20, 2018. The 40-day VWAP was calculated to be $4.96 per share and equated to a total of 2,016,480 shares issued. The cash consideration for the transaction was sourced from New Age’s cash balance. The transaction closed on December 21, 2018.

At closing Morinda will be bringing $25 million in working capital. In 2020, New Age may provide up to a $15 million one-time payment in either cash or common stock to the former Morinda owners based on Morinda achieving a minimum of $20 million in EBITDA in 2019.

The newly combined global company will be headquartered in Denver, Colorado with major operations in Shanghai, Tokyo, Taipei, Stockholm, Munich, Utah, and more than 20 other countries, and further strengthens New Age with the infrastructure to expand its portfolio of healthy beverages worldwide.

Since announcement of the merger on December 3, 2018 , New Age’s and Morinda’s teams have been working on convergence including capturing more than $10 million in anticipated cost and revenue synergies. Management has also held meetings with key executives and distributors around the world to discuss the merger, its implications, benefits, and the potential revenue synergies in each major market. The convergence work and market reviews have confirmed the potential of the cost synergies and revenue synergies, in particular the potential for the sale of New Age’s existing brand portfolio, New Age’s Health Sciences portfolio, and New Age’s impending portfolio of CBD-infused beverages.

Brent Willis, Chief Executive Officer of New Age Beverages commented, “Since announcement of the merger, we have been extremely busy. New Age continues to secure major national retail distribution on its key brands, and Morinda has been rapidly expanding its new Noni+Collagen brand globally. More cost synergies are emerging from the convergence teams and the countries are extremely enthusiastic about the potential of New Age’s current and impending brand portfolio through their system. Integration is already well on track, and we have a high degree of confidence in our plans for 2019.”

The scale, critical mass and profitability of the combined company, coupled with an expanded portfolio of healthy beverages, positions New Age to be able to capture significant growth in major markets around the world. Its multi-channel penetration and hybrid route-to-market will allow New Age to disintermediate its brand building approach to complement an already disruptive brand portfolio, and accelerate accomplishment of its mission to become the world’s leading healthy beverage company.

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado-based healthy beverage company focused on inspiring, educating, and hydrating consumers. The Company is the only one-stop-shop of healthy beverages and includes the brands Tahitian Noni, Búcha Live Kombucha, XingTea, Coco-Libre, Marley, and others. New Age competes in the growth segments of the >$1 trillion-dollar non-alcoholic beverage industry, has become one of the 40th largest non-alcoholic beverage companies, one of the largest healthy beverage companies, and is the fastest growing in the world over the past two years. The Company’s brands are sold across all 50 states within the US and will now be sold in more than 60 countries internationally across all channels via a hybrid of direct-to-consumer and traditional distribution and route-to-market systems.

The Company operates the websites www.newagebev.com, www.Morinda.com, www.newagehealth.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, and  www.cocolibre.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

About Morinda Holdings, Inc
Morinda Holdings, Inc. is a Utah-based healthy lifestyles and beverage company with more than 700 employees, operations in more than 60 countries around the world, and manufacturing operations in Tahiti, Germany, Japan, the US, and China. Morinda is primarily a direct-to-consumer and E-commerce business, and was founded in 1996. Morinda works with over 160,000 distributors worldwide, with more than 70% of its business generated in the key Asia Pacific markets of Japan, Korea, Taiwan, Indonesia and China. As a standalone company, Morinda would rank as the one of the top 50 non-alcoholic beverage companies in the world.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the Company’s integration of the Morinda acquisition and convergence synergies related to cost savings and increased revenues and our future growth projections including our 2019 plan. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

For investor inquiries about New Age Beverages Corporation please contact:

Media:
Desiree Rosa
MULTIPLY
Tel: 202-292-4566
NewAgeBev@wearemultip.ly

Investor Relations Counsel:
Cody Slach, Liolios Group, Inc.
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation:
Greg Gould
Chief Financial and Administrative Officer
Tel 303-289-8655
GGould@NewAgeBev.com

4